Exhibit (m)(2)(i)

May 1, 2018

Voya Variable Funds
7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                             Reduction in Fee Payable under the Voya Variable Funds Third Amended and Restated Shareholder Service and Distribution Plan

Ladies and Gentlemen:

Voya Investments Distributor, LLC ( “VID”) hereby waives a portion of the distribution fee payable to VID for Voya Growth and Income Portfolio (the “Portfolio”), a series of Voya Variable Funds (“VVF”), pursuant to the VVF Third Amended and Restated Shareholder Service and Distribution Plan for Class A Shares (the “Distribution Plan”) in an amount equal to 0.05% per annum on the average daily net assets attributable to Class A Shares of the Portfolio, as if the distribution fee specified in the Distribution Plan were 0.20%.

By this letter, we agree to waive this amount for a period from May 1, 2018 through May 1, 2019.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VVF.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

		By:	/s/ Robert Terris
Robert Terris
Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:
Voya Variable Funds

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President